EXHIBIT (10f.-2)


                          NORTHWEST NATURAL GAS COMPANY
                      DIRECTORS DEFERRED COMPENSATION PLAN
                                 AMENDMENT NO. 2


         This Amendment No. 2 to the Northwest Natural Gas Company Directors Deferred Compensation Plan, effective June 1, 1981 and restated as of December 1, 1997 (the "Plan"), is effective as of February 24, 2000 and has been executed as of this 24th day of February, 2000.

         The Plan is hereby amended as follows:

         FIRST:  Section 3(d) is amended to read as follows:

                  (d) Retirement Benefit Account. A Director's Retirement
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Benefit Account shall be denominated in shares of Common Stock, including fractional shares. Effective as of January 1, 1998, Section 5 of Article III of the Company's Bylaws has been amended to eliminate with respect to all persons who are Directors as of January 1, 1998 a provision for a retirement benefit payable to Directors who retire from the Board at age 72 with at least 10 years of service. Effective as of January 1, 1998, the Retirement Benefit Account of each person who is a Director on that date shall be credited with a number a shares of Common Stock determined by the Company as a replacement for the prior retirement benefit. As of each date for payment of dividends on the Common Stock, the Retirement Benefit Accounts shall be credited with an additional number of shares (including fractional shares) equal to the amount of dividends that would be paid on the number of shares recorded as the balance of the Retirement Benefit Account as of the record date for such dividend divided by the purchase price for shares of Common Stock under the DRSPP for dividends reinvested on such payment date. The Retirement Benefit Account of a Director shall be canceled, and all amounts credited to such account shall be forfeited, if the Director ceases to be a Director before reaching age 72 or before serving as a Director for 10 years; provided, however, that each Director's Retirement Benefit Account will be fully vested and noncancellable upon the death of the Director, the disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code) of the Director, or a Change in Control as defined in Paragraph 8.

         SECOND: Except as provided herein, all other Plan provisions shall remain in full force and effect.

         IN WITNESS WHEREOF, Northwest Natural Gas Company has caused this Amendment No. 2 to be executed as of the date first written above.

                                        NORTHWEST NATURAL GAS COMPANY

                                        By:  /s/ R. G. Reiten
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                                           President and CEO